Exhibit 99.1
Net Asset Value

KKR Private Equity Conglomerate LLC (“we”, “our” or the “Company”) calculates net asset value per share in accordance with valuation policies and procedures that have been approved by our Board. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our Transactional Net Asset Value is calculated by adjusting our GAAP Net Asset Value as of the relevant valuation date for (i) the recognition of the shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued and (ii) the exclusion of tax liabilities of certain taxable subsidiaries through which the Company holds portfolio companies that are contingent upon the expected manner of the divestment of the associated underlying portfolio companies and are not expected to be recognized by the Company (although the current tax liabilities of any such taxable subsidiaries may be taken into account in determining the fair value of the associated underlying portfolio companies). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of July 31, 2026 ($ in thousands, except shares):

Components of Transactional Net Asset Value	July 31, 2026
Investments at fair value (cost of $8,208,691)	$10,440,916
Cash and cash equivalents	2,321,989
Foreign currencies at fair value (cost of $189)	190
Other assets	23,485
Other liabilities	(59,613)
Accrued performance participation allocation	(169,236)
Accrued shareholder servicing fees and distribution fees(1)	(9,849)
Management fee payable	(23,546)
Transactional Net Asset Value	$12,524,336
Number of outstanding shares	353,100,638

(1) Shareholder servicing fees apply only to Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares. Distribution fees apply only to Class S, Class U, Class R-S and Class R-U shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees and distribution fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees and distribution fees, as applicable, for the estimated life of the shares as an offering cost at the time we sell Class S, Class U, Class D, Class R-S, Class R-U and Class R-D shares.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of July 31, 2026 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class D Shares	Class I-Series 1 Shares	Class S Shares	Class U Shares	Class R-D Shares	Class R-I Shares	Class R-U Shares	Class F Shares	Class G Shares	Class H Shares	Total
Transactional Net Asset Value	$342,397	$2,730,006	$50,129	$3,078,839	$400,681	$2,152,777	$3,528,067	$241,436	$2	$2	$12,524,336
Number of outstanding shares	9,619,354	76,047,519	1,422,625	87,393,102	11,253,236	60,035,195	101,021,028	6,308,499	40	40	353,100,638
Transactional Net Asset Value per Share as of July 31, 2026	$35.59	$35.90	$35.24	$35.23	$35.61	$35.86	$34.92	$38.27	$38.28	$38.28

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

July 31, 2026
GAAP Net Asset Value	$12,039,635
Adjustment:
Accrued shareholder servicing fees and distribution fees(1)	381,533
Deferred tax liabilities of certain taxable subsidiaries(2)	103,168
Transactional Net Asset Value	$12,524,336

(1) Represents an adjustment to reflect shareholder servicing fees and distribution fees related to Class D, Class S, Class U, Class R-D and Class R-U shares sold as they are accrued on a monthly basis.

(2) Represents an adjustment to exclude tax liabilities of certain taxable subsidiaries through which the Company holds portfolio companies that are contingent upon the expected manner of the divestment of the associated underlying portfolio company and are not reasonably expected to be recognized by the Company.

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of July 31, 2026:

		As of July 31, 2026
Valuation Methodology and Inputs	Unobservable Input(s)(1)	Weighted Average(2)	Range
Inputs to market comparables, discounted cash flow and transaction price/other	Weight Ascribed to Market Comparables	45.5%	0.0% - 100.0%
	Weight Ascribed to Discounted Cash Flow	45.6%	0.0% - 75.0%
	Weight Ascribed to Transaction Price/Other	8.9%	0.0% - 100.0%

Market Comparables	Enterprise Value / Forward EBITDA Multiple	14.1x	5.5x - 25.5x
	Enterprise Value / Forward Revenues Multiple	8.2x	2.3x - 11.5x

Discounted Cash Flow	Weighted Average Cost of Capital	14.1%	6.8% - 23.5%
	Enterprise Value / EBITDA Exit Multiple	14.6x	8.0x - 23.3x

(1) In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. The Company’s manager (the “Manager”) has determined that market participants would take these inputs into account when valuing the investments.

(2) Inputs are weighted based on fair value of the investments included in the range.

The Manager is ultimately responsible for our net asset value calculations.

Valuations involve subjective judgments and may not accurately reflect realizable value. The assumptions above are determined by the Manager and reviewed by our independent valuation advisor. A change in these assumptions or factors would impact the calculation of the value of our assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our asset values:

Input	Hypothetical Change	Portfolio Company Values as of July 31, 2026
Weighted Average Cost of Capital	0.25% decrease	+0.88%
	0.25% increase	-0.85%